FOR IMMEDIATE RELEASE
                                                        For Information Contact:
                  William J. Woodard, Vice President and Chief Financial Officer
                                 Charis W. Copin, Director - Investor Relations
                                                                    716-265-1600

                     PSC ANNOUNCES MANAGEMENT REORGANIZATION

Rochester, New York - April 30, 1997 - PSC Inc. (Nasdaq: PSCX) - and L. Michael Hone today announced Mr. Hone has decided to resign his positions as Chairman and CEO, as the Company has achieved his goals for its growth. Mr. Hone has agreed to work with the Company on a consulting basis to insure a smooth transition with key customer accounts.

PSC also announced that Robert S. Ehrlich, formerly the Company's Vice Chairman, has been elected Chairman of the Board and that Robert C. Strandberg, Executive Vice President, would serve as interim President and Chief Executive Officer of the Company. Mr. Hone recruited Mr. Strandberg to PSC in 1996 as Executive Vice President. From 1991 to 1996, Mr. Strandberg was Chairman, President and Chief Executive Officer of Datamax, an Orlando, Florida manufacturer of bar code printers. Mr. Strandberg holds a B.S. degree from Cornell University and an M.B.A. from Harvard University.

Robert Ehrlich stated, "During the past several years Mr. Hone has guided the Company through its growth from approximately $5 million to over $210 million of revenues in 1996. This was accomplished through both internal growth and strategic acquisitions. We appreciate the 16 years of service Mike has given to the Company, and we look forward to continuing to work with Mike."

Mr. Hone commented, "Now that the foundation has been laid and the strategic direction set, PSC is poised for continued growth that should enhance shareholder value. Rob Strandberg will provide sound leadership for the Company at this point. At this stage of my career I look forward to identifying another opportunity to build an entrepreneurial company from the ground up."

PSC manufactures the world's most comprehensive line of laser based handheld and fixed position bar code scanners, bar code engines and verifiers and automated carton dimensioning systems. These products are used in automatic data collection solutions in the retail, manufacturing, transportation, distribution and health care industries, and government. Headquartered in Rochester, New York, PSC has manufacturing facilities in Rochester and Eugene, Oregon. PSC has sales and service offices throughout the Americas, Europe, Asia and Australia.

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